EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

                                                                Percent
                                          Jurisdiction         of Voting
                                            in Which           Securities
Name of Corporation                       Incorporated           Owned
-------------------                       ------------         ----------

Girls' Life, Inc.                           Maryland              100%

Peerce's Plantation GL, LLC                 Maryland              100%

Girls' Life Plantation Mansion, LLC         Maryland              100%

Girls' Life Plantation Parcel, LLC          Maryland              100%